Exhibit 10.8

Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT
(as amended)

This Agreement (hereinafter referred to as this "Agreement"), effective as of this April 19, 2005, is entered into by and between the UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC., a corporation not for profit under Chapter 617 Florida Statutes, and a direct support organization of the University of South Florida (“University”) pursuant to section 1004.28 Florida Statutes, having its principal office at 4202 East Fowler Avenue, Tampa, Florida 33620, U.S.A. (hereinafter referred to as “Licensor”), and GREENWICH THERAPEUTICS, INC. a corporation duly organized and existing under the laws of the State of Delaware with head quarters at 787 Seventh Avenue, 48th Floor, New York, NY 10019 (the "Company").

WHEREAS, Licensor is the exclusive licensee under certain “Patent Rights” (as later defined herein) relating to Triciribine a/k/a Triciribine Monphosphate a/k/a Tricyclic Nucleoside a/k/a API-2 for inhibition of AKT with antitumor activity in cancer cells overexpressing AKT (the “Technology”) and has the right to grant sublicenses under said Patent Rights;

WHEREAS, Licensor desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder; and

WHEREAS, Company intends to develop, produce, manufacture, market and/or sell products similar to the “Licensed Product(s)” (as later defined herein) and is willing to commit itself to a diligent program of exploiting the Patent Rights so that public utilization shall result therefrom; and

WHEREAS, Company desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 "Affiliate" shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity.

1.1.1 “Control” shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

1.1.2 “Entity” shall mean any corporation, association, joint venture, partnership, trust, business, individual, or any other organization that can exercise independent legal standing.

1.2	"Company" shall mean Greenwich Therapeutics, Inc., a Delaware corporation.

1.3	“Field of Use” shall mean all uses.

1.4 "Improvements" shall mean any modification of a Licensed Process or Licensed Product or any inventions (whether patentable or not), information and data, in the Field of Use that, created or derived during the term of this Agreement, the manufacture use or sale of which would be commercially important or necessary in the practice of, or would infringe an issued or pending claim within the Patent Rights.

1.5 "Know-how" shall mean all tangible information (other than those contained in the Patent Rights), existing prior to the Effective Date of this Agreement, whether patentable or not (but which have not been patented) and physical objects related to the Licensed Product, including but not limited to formulations, biological samples, tissues, animals, organisms, compounds, intermediates, laboratory notebooks, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, owned by any of Licensor, which Licensor has the right to disclose and license to the Company.

1.6 “Licensed Product(s)" shall mean:

1.6.1 Any product which is covered in whole or in part by Patent Rights in the country in which the product is made, used, leased or sold;

1.6.2 Any product which is manufactured using a process which is covered in whole or in part by Patent Rights in the country in which the process is used;

1.6.3 Any product which is used according to a method or use which is covered in whole or in part by Patent Rights in the country in which the method is used.

1.7 "Licensed Process(es)" shall mean any process, use or method, which is covered, in whole, or in part, by Patent Rights in the country in which the process or method is used.

1.8 "Net Sales" shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Company, any of its Affiliates or sublicensees whether invoiced or not, less only the sum of the following:

1.8.1 Usual trade discounts allowed and provided to customers;

1.8.2 Sales, tariff duties and/or taxes directly imposed and with reference to particular sales;

1.8.3 Amounts allowed or credited on returns or rejections;

1.8.4 Bad debt deductions actually written off during the accounting period; and

1.8.5 Outbound transportation prepaid or allowed and transportation insurance;

1.8.6 No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Notwithstanding anything to the contrary in this Article 1.8, Net Sales does not include sales of Licensed Products at or below the fully burdened cost of manufacturing solely for non-profit research or clinical testing or for indigent or similar public support or compassionate use programs. Net sales are calculated based on the final sale of the Licensed Product to an independent third party end user. If (i) the end user is a Sublicensee or Affiliate or (ii) if Licensed Product or Licensed Process is sold for consideration other than money, then Net Sales shall be calculated based on the final gross selling price of comparable Licensed Products sold in arm’s length transactions by Licensee to an end user.

1.9 "Patent Rights" shall mean all U.S. and foreign patents and patent applications set forth in Exhibit A and:

1.9.1 Any other United States or foreign patent applications or patents that claim priority to any of the patents or applications listed in Exhibit A, together with any and all patents issuing thereon, including continuations, divisionals, reexaminations, extensions, and reissue applications and any United States or foreign patents granted upon such applications, all of which shall be deemed added to Exhibit A;

1.9.2 Any other intellectual property rights owned or controlled by the Licensor relating to the Technology that the Licensor has the right to license to the Company existing prior to the Effective Date of this Agreement.

1.10	“Territory” shall mean the world.

ARTICLE 2 - GRANT

2.1 Licensor hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive license in the Field of Use to practice under the Patent Rights and to utilize the Know-how in the Territory, and (a) to make, have made, use, lease and/or sell the Licensed Products and to practice and have practiced the Licensed Processes, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided and (b) to sublicense to third parties, in accordance with Section 2.2 below, the rights granted under subsection (a) of this Paragraph 2.1.

2.2 In accordance with 2.1 above, Licensor hereby grants to the Company the right to grant sublicenses to third parties under the license granted hereunder in its sole discretion, provided, however, that the Company provides Licensor with notice of its intent to enter into each such sublicense and the Company reasonably considers Licensor’s objections to such sublicense, if any, before the Company grants any such sublicense. Company agrees that any sublicenses granted by it shall contain such provisions as are necessary for the Company to meet its obligations under this Agreement. The Company will remain obligated to Licensor under the terms of this Agreement, unless this Agreement terminates in accordance with its terms, without regard to whether the Company has entered into a sublicense with a third party.

2.2.1 Within thirty (30) days after execution or receipt thereof, as applicable, the Company shall provide Licensor with a copy of each sublicense issued hereunder.

2.2.2 Upon termination of this Agreement other than by expiration in accordance with paragraph 7.6, any and all sublicenses shall survive such termination, provided, however, such sublicensee is not in default of such sublicense 90 days after receiving notification from Licensor that (i) Licensor has terminated this Agreement and (ii) Licensor believes that such sublicensee is in default of the sublicense agreement. Moreover, Licensor shall not be required to take on any additional obligations or restrictions in its agreement with sublicensee not already imposed on Licensor by this Agreement. Notwithstanding the foregoing, if Company believes that Licensor has terminated this Agreement for the primary purpose of doing business directly with the sublicensee, the termination may be disputed under the provisions of Article 8.

2.3 Licensor reserves to the University, Moffitt Research & Cancer Center, and the inventors the right to practice under the Patent Rights for noncommercial research and education purposes, including research for any sponsors (provided such research is for noncommercial purposes and funded by a not-for-profit sponsor). Licensor, the University, Moffitt Research & Cancer Center, and the inventors shall not have the right to conduct human clinical trials with any Licensed Product or Licensed Process except if (i) other non-licensees would have the right to conduct such clinical trials without the consent of the Company or (ii) Licensor is granted the right to conduct human clinical trials with a Licensed Product or Licensed Process by written agreement with the Company.

2.4 Company shall initially have a right of first refusal to obtain the exclusive rights to Licensor (a) continuations in part relating to the patents or patent applications included in the Patent Rights and (b) United States and foreign patent applications based on research funded by Company that would be commercially important or necessary to practice the Patent Rights, including any continuations, continuations-in-part, divisionals, reissues, reexaminations, or extensions thereof (collectively (a) and (b) shall be the “Future Rights”). Accordingly, promptly after such filing, invention or creation and prior to disclosing to any third party the existence of any Future Rights, the Licensor shall disclose the applicable Future Rights to the Company. If the Company so determines, the Company and the Licensor shall negotiate, in good faith, a commercially reasonable exclusive license of the Future Rights to the Company. If the Company and Licensor do not enter into a definitive exclusive license with ninety (90) days from the date the Company received notice of such Future Right from the Licensor, then the Licensor shall have the right to solicit offers from third parties. If an offer relating to a Future Right(s) is extended to a third party under more favorable terms than those offered to the Company for such Future Right(s), such terms presented to the third party shall be presented to Company and Company shall have fifteen (15) days to accept such license on such offered terms (the Company’s “Right of First Refusal”). Both the Licensor and the Company shall be obligated to negotiate such terms in good faith. If an offer is extended to a third party for less favorable terms then the last offer to the Company than Licensor has no obligation to present such offer to the Company. The Right of First Refusal under this paragraph 2.4 shall extend for one year after the ninety (90) day negotiation period between the Company and the Licensor has expired under this paragraph 2.4 for the Future Rights being negotiated after which Licensor shall have the right to solicit offers from third parties relating to such Future Rights with no further obligation to Company.

2.5 The Company shall have the exclusive first option to negotiate in good faith for a license agreement to obtain the exclusive rights to any Improvement relating to the Technology created by or under the direction or control of the Inventor(s), filed, created or invented after the date of this Agreement (“Option Rights”). Accordingly, promptly after such filing, invention or creation and prior to disclosing to any third party the existence of any Improvement, the Licensor shall disclose the applicable Option Rights to the Company. If the Company so determines, the Company and the Licensor shall negotiate, in good faith, a commercially reasonable exclusive license of the Option Rights to the Company. If the Company and Licensor do not enter into a definitive exclusive license with ninety (90) days from the date the Company received notice of such Option Rights from the Licensor, then the Licensor shall have the right to solicit offers from third parties relating to such Option Rights with no further obligation to Company.

2.6 The license granted hereunder shall not be construed to confer any rights upon Company by implication, estoppel or otherwise as to any technology except as specifically set forth herein.

ARTICLE 3 - COMMERCIALIZATION

3.1 The Company shall use its commercially reasonable efforts to meet the Milestones under Article 4.5 and to bring a Licensed Product to market through a thorough, vigorous and diligent program for exploitation of the Licensed Products and Licensed Processes as timely and efficiently as possible. Such program shall include the preclinical and clinical development of Licensed Products and Licensed Processes, including research and development, manufacturing, laboratory and clinical testing and marketing. The Company shall continue active, diligent marketing efforts for Licensed Product(s) throughout the term of this Agreement.

3.2 A Development Committee (the “Committee”) shall be organized to monitor the clinical progress of the Licensed Products at the Company’s expense. The Committee will consist of independent scientific and technical thought leaders that are highly regarded by the scientific community in the field of each Licensed Product and at least one representative from each of Licensor and the Company. The Committee will be responsible for (i) making recommendations to the Company’s management relating to the pre-clinical and clinical development strategy; (ii) analysis and assessment of ongoing pre-clinical and clinical development of each Licensed Product; and (iii) assisting the Company to prepare pre-clinical and clinical development budgets. The actions and opinions of the Committee will be confidential, however, the Licensor representative may report clinical updates to a designated senior official at the Licensor who will agree to keep such information confidential. The Committee will meet at least two (2) times per year.

3.3 The Company will conduct its first clinical study entitled "Targeted Inhibition of Akt Activation in patients with metastatic colorectal, pancreatic, breast and ovarian cancer: A phase I/II study and pharmacodynamic/pharmacokinetic evaluation of the Akt activation inhibitor, Triciribine (TCN-P)." at the facilities of the Licensor. The Company will reasonably consider using the facilities of the Licensor to conduct future clinical studies.

ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

4.1 The Company agrees to pay to Licensor the royalties set forth below, and in accordance with the provisions of Articles 4.5 and 4.6, to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

    4.1.1 During the term of the License Agreement, the Company shall pay to the Licensor “Running Royalties” equal to [***] percent ([***]%) of Net Sales of Licensed Products, by the Company or its sublicensees, of up to [***] Dollars ($[***]) in any calendar year; [***] percent ([***]%) of Net Sales of Licensed Products, by the Company or its sublicensees in excess of [***] Dollars ($[***]) but less than [***] Dollars ($[***]) in any calendar year; and [***] percent ([***]%) of Net Sales of Licensed Products, by the Company or its sublicensees equal to or in excess of [***] Dollars ($[***]) in any calendar year.

4.2 In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the Fair Market Value of the Licensed Product if sold to an Affiliate and B is the total invoice price of the other products or technologies or the Fair Market Value of the other products or technologies if purchased from an Affiliate. In the case of a combination product which includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due to Licensor is based shall not be less than the normal aggregate Net Sales for such Licensed Product.

4.3  Royalty payments shall be paid in United States dollars in Tampa, Florida or at such place as Licensor may reasonably designate consistent with the laws and regulations controlling in the United States and if applicable in any foreign country. Any taxes which the Company, its Affiliate or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to Licensor. The Company shall furnish Licensor with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.4 Royalties payable to Licensor shall be paid semi-annually on or before June 30 and December 31 of each calendar year. Each such payment shall be for unpaid royalties which accrued within or prior to the Company's two most recently completed fiscal quarters.

4.5 As further consideration for the license granted hereunder, the Company shall pay to Licensor the following one time “Milestone Payments” which shall not be deducted from royalties otherwise owed or which may in the future be owing payable to Licensor on account of sublicensing royalties and/or lump sum payments received by the Company or its Affiliate from sublicensees pursuant to paragraph 4.1.2:

4.5.1 $40,000 upon execution of this Agreement.

4.5.2 Reimbursement for costs incurred by Licensor with respect to Patent Rights upon execution of this Agreement, which in no case shall exceed $[***].

    4.5.3  [***] Dollars ($[***]) upon the acceptance by the Food and Drug Administration (the “FDA”) of a Company sponsored Investigative New Drug Application (“an IND”) for a Licensed Product. For the purposes of this section 4.5.3, the IND shall be deemed “accepted” by the FDA sixty (60) days after submission of the IND to the FDA by the Company, provided, however, that the FDA has not notified the Company that it will not allow human clinical trials to commence under such IND;

    4.5.4 [***] Dollars ($[***]) upon the first dosing of a patient, with a Licensed Product, in the first Phase II clinical trial sponsored by the Company or its sublicensee in any country under a Company sponsored IND or equivalent;

4.5.5 [***] Dollars ($[***]) upon the first dosing of a patient, with a Licensed Product, in the first Phase III clinical trial sponsored by the Company or its sublicense in any country under a Company sponsored IND or equivalent;

4.5.6 [***] Dollars ($[***]) upon the acceptance for review of the first Company sponsored (or sublicensee sponsored) New Drug Application (and “NDA”) by the FDA;

    4.5.7 [***] Dollars ($[***]) upon the final approval by the FDA of the first Company sponsored (or sublicensee sponsored) NDA for a Licensed Product filed by the Company or its sublicensee;

4.6 No payment obligations shall be due with respect to any sale or sublicense covering any Licensed Product in a country if there are no issued Patent Rights underlying such Licensed Product in such country.

4.7 Should the Company or their sublicensees fail to file an IND for a Licensed Product with the FDA by the first anniversary of this Agreement (the “Penalty Date”), the Company shall remit a payment to the Licensor equal to [***] Dollars ($[***]) The Company shall remit an additional [***] Dollars ($[***]) (each a “Penalty Payment”) for each thirty (30) day period following the Penalty Date that it does not file an IND for a Licensed Product with the FDA. Upon submission of an IND for a Licensed Product with the FDA, the Company shall no longer be required to make Penalty Payments.

4.8 To the extent that the Company or any Affiliate of the Company is required (i) after appropriate legal analysis, or (ii) by order or judgment of any court in any jurisdiction, to obtain a license from a third party in order to practice the rights purported to be granted to the Company by Licensor hereunder under Patent Rights in such jurisdiction, then up to [***] percent ([***]%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Licensor hereunder, provided that in no event shall the aggregate royalties payable to Licensor in any semi-annual period in such jurisdiction be reduced by more than [***] percent ([***]%) as a result of any such deduction.

4.9  Upon each anniversary of this Agreement, the Company shall commit at least twenty-five thousand dollars ($25,000) specifically to be used in research and development related to potential products, research or development of Licensed Process or Licensed Product (the “Sponsored Research Funds”).

4.9.1 To the extent consistent with University’s rules and policy, and Florida Law, the “Sponsored Research Funds” will be placed in a designated University of South Florida Research Foundation Research Fund(s) and disbursed to researchers by mutual agreement of Company and University’s Director of Sponsored Research, as further described in a Sponsored Research Agreement.

4.10 Company agrees to provide Licensor [***] percent ([***]%) of any Fees received by Company prior to meeting the milestone contained hereunder Article 4.5.3 and [***] percent ([***]%) of any Fees received by the Company thereafter. As used herein, the term “Fees” means any fees, payments, or monies received by Company directly related to the sublicensing by the Company of rights to commercialize Licensed Products or Licensed Processes, excluding (a) payments received from the sale or issuance of debt or equity securities of the Company; (b) payments received by the Company that are specifically designated in any agreement with a third party to be dedicated to the research and development of the Technology or dedicated to establish a marketing and sales force for sales of the Technology; and (c) payments resulting from the sale of one or more Licensed Products, including royalties which shall be subject to Article 4.1.1.

ARTICLE 5 - REPORTS AND RECORDS

5.1 The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor by way of royalty as aforesaid. Said books of account shall be kept at the Company's principal place of business and the supporting data shall be open upon reasonable notice to the Company, for three (3) years following the end of the calendar year to which they pertain, for inspection by Licensor’s internal audit division and/or by another designated auditor selected by Licensor, except one to whom the Company has reasonable objection, for the purpose of verifying the Company's royalty statement or compliance in other respects with this Agreement. Such obligation to maintain accurate books of account and the right to inspect them shall survive termination of this Agreement. If an inspection shows an under reporting or underpayment in excess of the greater of [***] Dollars ($[***]) or [***] percent ([***]%) of royalties payable for any quarter then the Company shall reimburse Licensor for the cost of the inspection at the time the Company pays the unreported royalties, including any late charges as required by paragraph 5.4 of this Agreement. All payments required under this Article 5 shall be due within thirty (30) days of the date Licensor provides the Company notice of the payment due.

5.2 Within sixty (60) days from the end of each quarter of each calendar year, specifically sixty days from March 31, June 30, September 30, and December 31, the Company shall deliver to Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this Agreement as shall be pertinent to a royalty accounting hereunder, in a format similar to Exhibit D and shall include at least the following along with the information requested in Exhibit D:

5.2.1 All Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates;

5.2.2 Total amounts invoiced for Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates;

5.2.3 Deductions applicable in computed Net Sales, if any;

5.2.4 Total royalties due based on Net Sales by or for the Company or its Affiliates or any sublicensee;

5.2.5 Names and addresses of all sublicensees and Affiliates of the Company;

5.2.6 On an annual basis, the Company's year-end financial statements.

5.3 With each such quarterly report submitted, the Company shall pay to Licensor the royalties due and payable under this Agreement. If no royalties shall be due, the Company shall indicate such in the report.

5.4 Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus [***] percent ([***]%), compounded annually.

5.5 The Company agrees to forward to Licensor annually a copy of any report, which is in substance similar to the report required by this Article 5, received from any sublicensee and other documents received from any sublicensee as may be pertinent to an accounting of royalties.

5.6 Licensor agrees to hold in confidence each report delivered by the Company pursuant to this Article 5 until the termination of this Agreement. Notwithstanding the foregoing, Licensor may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that Licensor take reasonable steps to provide the Company with the opportunity to contest such request, subpoena, requirement or order. However, it is understood and agreed that according to Florida Statute 1004.22, Licensor shall make available upon request the title and description of a research project, the name of the researcher, and the amount and source of funding provided for such project.

5.7 Company may submit a new statement correcting for an unintentional and newly discovered overpayment for a period of one (1) year after the receipt of any such report and payment. Company’s sole remedy for such overpayment shall be credit against the following years payments due Licensor.

5.8 Company shall provide Development Reports, of which a sample is attached hereto as Exhibit C, semiannually, the first report being due six (6) months after the Effective Date of this Agreement.

ARTICLE 6 - PATENT PROSECUTION AND MAINTENANCE

6.1 The Company shall diligently prosecute and maintain the Patent Rights as set forth in Exhibit A hereto (as the same may be amended or supplemented from time to time after the date hereof), including, but not limited to, the filing of patent applications which may be required. The Company agrees to keep Licensor reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with Licensor and take into account Licensor’s comments and requests with respect thereto. The Company will provide Licensor, under confidentiality, with copies of all filings covering products incorporating the Technology. Company shall ensure that Licensor is simultaneously copied with Company on all communication from patent counsel, including attachments related to Patent Rights between Company and patent counsel. The Licensor shall be given the opportunity to review and comment upon the breadth and coverage of said patent applications, and patent counsel chosen by the Company and approved by Licensor, such approval not to be unreasonably withheld, shall use all due care to address and incorporate any comments offered by the Licensor. In addition, Licensor shall have the right to designate its own separate counsel, at Licensor’s expense, to review and comment upon the prosecution and drafting of any applications, prosecution or maintenance documents and said comments shall also be given due consideration. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

6.2 The Company may, in its discretion, elect to abandon any patent applications or issued patent in the Patent Rights, in which case the Company shall have no further royalty obligation to Licensor in respect of any Licensed Products and Licensed Processes, the manufacture, use or sale of which is covered by an issued claim of such abandoned Patent Rights. Prior to any such abandonment, the Company shall give Licensor at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such Patent Rights. In such event, Licensor shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Patent Rights under its own control and at its expense and the Company shall then have no royalty or other obligation to Licensor in respect of any Licensed Products and Licensed Processes, the manufacture, use or sale of which is covered by an issued claim of such Patent Rights. The Company agrees to cooperate in such activities including execution of any assignments or other documents necessary to enable Licensor to obtain and retain sole ownership and control of such Patent Rights.

ARTICLE 7 - TERMINATION

7.1 If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this Agreement shall automatically terminate.

7.2 Should the Company fail to make payment to Licensor of royalties due in accordance with the terms of this Agreement which are not the subject of a bona fide dispute between Licensor and the Company, Licensor shall have the right to terminate this License Agreement within seventy five (75) days after giving written notice of termination unless the Company shall pay to Licensor, within the seventy five (75) day period, all such royalties due and payable. In the event of a bona fide dispute over royalties, the parties shall resolve such dispute in accordance with Article 8. Subject to Article 8 and the immediately preceding sentence, upon the expiration of the seventy five (75) day period, if the Company shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall, at the option of Licensor, terminate.

7.3 Upon any material breach or default of this Agreement by the Company, other than as set forth in Paragraph 7.1 and 7.2 above, which shall always take precedence in that order over any material breach or default referred to in this Section 7.3, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving seventy five (75) days prior written notice to the Company. Such termination shall become effective immediately unless the Company shall have cured any such breach or default prior to the expiration of the seventy five (75) day period referred to above. If a dispute regarding termination is addressed according to Article 7, this license shall remain in full force and effect until such dispute is settled in a manner that is not further appealable or not appealed.

7.4 The Company shall have the right at any time to terminate this Agreement in whole or as to any portion of the Patent Rights, for any reason or no reason, by giving six (6) months notice thereof in writing to Licensor, and upon payment of all amounts due Licensor through the effective date of the termination.

7.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Articles 4, 5, 8, 10, 13, and 15, or as specifically specified in such Article. The Company and/or any sublicensee thereof may, however, after the effective date of such termination and continuing for a period not to exceed twelve (12) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that the Company shall pay or cause to be paid to Licensor the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

7.6 In the event of termination under this Article 7, Licensor shall have the right to cross-reference and rely upon any such approvals and use all data submitted by Company to any regulatory agency in connection with Licensed Products, Licensed Processes or any products covered under the Patent Rights that Licensor or its other Licensee’s may seek approval on and, following termination of this Agreement, Licensor shall have the unrestricted right to provide such data to third parties.

7.7 If not terminated sooner, this Agreement shall terminate, on a country by country basis, on the date of the last to expire claim contained in the Patent Rights, at which time the Company will have an irrevocable, paid up, royalty-free license under the Patent Rights to make, have made, use, have used, sell and have sold Licensed Products and Licensed Processes.

ARTICLE 8 - DISPUTE RESOLUTION

8.1 Any dispute arising from or relating to this Agreement, excluding any dispute relating to patent validity or infringement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Tampa, Florida, in accordance with the rules of the American Arbitration Association. One arbitrator shall be selected by Licensor, one arbitrator shall be selected by the Company and the third arbitrator shall be selected by mutual agreement of the first two arbitrators. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Florida or in the United States District Court for the Middle District of Florida, to whose jurisdiction for such purposes Licensor and Company each hereby irrevocably consents and submits.

8.2 Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder shall be resolved in any court having jurisdiction thereof.

8.3 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

8.4  The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the Arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

8.5 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE 9 - INFRINGEMENT AND OTHER ACTIONS

9.1 The Company and Licensor shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement. Licensor and Company shall consult one another in a timely manner concerning any appropriate response to the infringement.

9.2 During the term of this Agreement, the Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. In furtherance of such right, Licensor hereby agrees that the Company may join Licensor as a party in any such suit (and will join at the Company’s request), provided that the Company pay all of Licensor’s reasonable out-of-pocket expenses. The Company shall indemnify and hold Licensor harmless against any costs, expenses, liability, claims or damages made against or sustained by Licensor in connection with such involvement, other than resulting from Licensor's negligence or willful misconduct. Company may not settle or compromise any such suit in a manner that imposes additional obligations or restrictions on Licensor not already imposed by this Agreement without Licensor’s written permission. Any recovery of damages pursuant to this Paragraph 9.2 shall be retained entirely by the Company and allocated pursuant to 9.4 below.

9.3 In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to Licensor. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph 9.2. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, Licensor shall have the right, but not the obligation to do so at its sole expense.

9.4 Any recovery of damages by the Company, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit. The balance remaining from any such recovery shall be treated as royalties received by the Company from sublicensees and shared by Licensor and the Company in accordance with Paragraphs 4.1 and 4.2 hereof as applicable.

9.5 The Company may credit the cost of any litigation costs incurred by the Company in any country pursuant to this Article 9 including all amounts paid in judgment or settlement of litigation within the scope of this Article 9 against royalties or other fees thereafter payable to the Licensors hereunder for such country. If the costs of such litigation in such country exceeds the royalties payable to the Licensors in any year in which such costs are incurred then the amount of such costs, expenses and amounts paid in judgment or settlement, in excess of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

9.6 If within six (6) months after receiving notice of any alleged infringement, the Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if the Company shall notify Licensor, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensor shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights, and the Company may, for such purposes, join the Licensor as a party plaintiff. The total cost of any such infringement action commenced solely by Licensor shall be borne by Licensor and Licensor shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of the Company.

9.7 In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 10 - LIMITATION OF LIABILITY, INDEMNITY

10.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

10.2 The Company agrees to defend, indemnify and hold Licensor, the University and their trustees, inventors, officers, employees and affiliates, harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly: (a) out of use by the Company, Company’s Affiliates, sublicensees, or its transferees of inventions licensed or information furnished under this Agreement or (b) out of any use, sale or other disposition by the Company, Company’s Affiliates, sublicensees, or its transferees of Patent Rights, Licensed Products or Licensed Processes, in each case which are not the result of Licensor's negligence or willful misconduct. The Company agrees that any sublicense agreement it enters relative to the Licensed Products and/or Licensed Processes shall contain a covenant by such sub-licensee providing for the indemnification of Licensor as provided in this Article.

10.3  Licensor shall not be liable to Company or Company’s customers or sublicensees for any damages, including but not limited to, direct, special, incidental, indirect, economic, or consequential damages resulting from design defects, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, sublicensed or sold pursuant to this Agreement.

10.4  Company shall procure and maintain commercial general liability insurance, including without limitation, product liability insurance, in amounts customary in the relevant industry in which Company commercially exploits Licensed Products or Licensed Process. Such insurance coverage shall extend to indemnities of Company and Licensor shall be named as an insured. Insurance coverage shall be obtained through insurance carriers reasonably acceptable to Licensor. Product liability insurance shall be maintained prior to the first commercial sale of a Licensed Product and shall be continued for a commercially reasonable amount of time after the expiration of this Agreement.

10.5 LICENSEE shall promptly notify RESEARCH FOUNDATION of all claims involving the Indemnities.

10.6 Nothing in this Agreement shall be construed as a warranty or representation by RESEARCH FOUNDATION or University that it will not grant licenses to others to make, use or sell products or processes not covered by the claims of the Patent Rights which may be similar to or compete with products made or sold by LICENSEE or its sublicensee.

ARTICLE 11 - ASSIGNMENT

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement without the consent of Licensor (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of the Company's assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of the Company. In either such case, Company shall notify Licensor in writing within thirty (30) days of such assignment. Notwithstanding the foregoing, Licensor may assign this Agreement or any individual sections or paragraphs under this Agreement, without the consent of Company, to Moffitt Research & Cancer Center.

ARTICLE 12 - PAYMENT OF FEES AND EXPENSES

Each of the Company and Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.

ARTICLE 13 - USE OF NAMES AND PUBLICATION

13.1 Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor, the inventors, the University nor any of its employees, any of its units (including contraction, abbreviation or simulation of any of the foregoing), nor any adaptation thereof, without the prior, written consent of Licensor; provided, however, Company may state that such has been licensed by Licensor under one or more of the patents and/or applications comprising the Patent Rights.

13.2 Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and the Company, nor any of their agents or employees for any purpose whatsoever.

13.3 In the event that Licensor desires to publish or disclose, by written, oral or other presentation, Patent Rights, Know-how, or any material information related thereto then Licensor shall notify the Company and in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least ninety (90) days before any written or other publication or disclosure. The Licensor shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Company may request that the Licensor, no later than thirty (30) days following the receipt of such notice, delay such presentation, publication or disclosure for up to an additional sixty (60) days in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Licensor do so. Upon receipt of such request to delay such presentation, publication or disclosure, Licensor shall arrange for a delay of such presentation, publication or disclosure until such time as the Company or Licensor have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Licensor. If the Licensor does not receive any request from the Company to delay such presentation, publication or disclosure, Licensor may submit such material for presentation, publication or other form of disclosure.

ARTICLE 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Licensor:

USF Research Foundation, Inc.
USF Box 30445
Tampa, Florida 33620-3044
Attention: Assistant Director
Tel: 813-974-4903
Fax: 813-974-3348

In the case of the Company:

Greenwich Therapeutics, Inc.
787 Seventh Avenue, 48th Floor
New York, NY 10019
Attn: President
Tel: 212-554-4300
Fax: 212-554-4355

15. CONFIDENTIALITY

15.1 Any proprietary or confidential information relating to the Patent Rights (including but not limited to Know-how and patent prosecution documents relating to Patent Rights) collectively constitute the “Confidential Information." The Company and Licensor agree that they will not use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the term of this Agreement and for a period of five (5) years after the termination or expiration date of this Agreement. The Company shall exercise with respect to such the Confidential Information the same degree of care as the Company exercises with respect to its own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as the Company is bound by pursuant to this Agreement). However, such undertaking of confidentiality by the Company shall not apply to any information or data which:

15.1.1 The Company receives at any time from a third-party lawfully in possession of same and having the right to disclose same.

15.1.2 Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the Company.

15.1.3 Is independently developed by the Company as demonstrated by written evidence without reference to information disclosed to the Company by Licensor.

15.1.4 Is disclosed pursuant to the prior written approval of Licensor.

15.1.5 Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to Licensor and Licensor has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

ARTICLE 16 - MISCELLANEOUS PROVISIONS

16.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws.

16.2 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Company shall assume all legal obligations to do so and the costs in connection therewith.

16.3  The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

16.4  The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.5  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.6 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.7 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one. The provision of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

16.8 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

16.9 Each party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.

16.10 Company agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

16.11 It is understood that Licensor is subject to United States laws and regulations controlling the export or transfer of defense articles, technical data, computer software, laboratory prototypes, and other commodities (collectively “technical information”). Said laws include but are not limited to: the Export Control Act, International Traffic in Arms Regulations and the Export Administration Act of 1979. Licensor’s obligations hereunder are contingent on compliance with said laws and regulations. It is understood that compliance with said laws and regulations may require of both Licensor and Company: (1) export license(s); (2) written compliance plan(s) with said laws and regulations; or (3) modification(s) to existing facilities. Licensor does not represent that a license(s), compliance plan(s) or modification(s) will or will not be required. In the event that an export license(s) is required, Licensor does not represent that it shall be issued by the cognizant governmental agencies. In the event that a compliance plan(s) or modification(s) is required, Licensor does not represent that said plan(s) or modification(s) will be approved by the cognizant governmental agencies. In all cases the cost of any (1) export licenses for Company or Company’s employees; (2) compliance plans required of Company; and (3) modifications to Company’s facilities shall be the sole responsibility of Company. Company hereby agrees to comply with any export controls or federal regulations which may apply to the Licensed Products or Licensed Processes.

ARTICLE 17-REPRESENTATIONS AND WARRANTIES

17.1 Licensor, to the best of its knowledge, represents and warrants that:

17.1.1  Licensor has all right, title, and interest in and to the Patent Rights and Know-how, including the exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever.

17.1.2  There are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting Licensor’s rights or the rights of the Company under this Agreement, or which may lead to a claim of infringement or invalidity regarding, any part or all of the Patent Rights or Know How or their use.

17.1.3  There is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights or Know-how or their use.

17.1.4  The US and foreign patent applications and patents itemized on Exhibit A set forth all of the patents and patent applications for the Technology in the Field of Use owned by or licensed by Licensor on the Effective Date.

17.1.5  There are no inventors of Patent Rights other than those listed as inventors on the patent filings.

17.1.6  Licensor has provided Company with copies of all documents reflecting support or funding for all or part of the research leading to Patent Rights and Know How, and has listed all funding agencies on Exhibit B.

17.2 It is understood that the United States Government (through its agencies or otherwise) or the Government of the State of Florida may have funded research during the course of or under which some of the inventions of the Patent Rights may have been conceived or made. The United States Government and the Government of the State of Florida are entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations and other federal and state regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Patent Rights for governmental purposes. Any license granted to LICENSEE in this Agreement shall be subject to such right, if any.

17.3 Each of Company and Licensor warrants and represents that the persons signing this Agreement on its behalf have authority to execute this Agreement and that execution of this Agreement does not violate any law, rule, or regulation applicable to it or any contract or other agreement by which it is bound.

(signatures on next page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in triplicate by proper persons thereunto duly authorized.

GREENWICH THERAPEUTICS, INC.	UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, Inc.

By: ________________________	By: ________________________
Name: ________________________	Name: Rod Casto, Ph.D.
Title: _______________________	Title: Executive Director & Secretary
Date: ________________________	Date: ________________________

UNIVERSITY OF SOUTH FLORIDA BOARD OF TRUSTEES, a public body corporate

By: ________________________
Name: ________________________
Title: _______________________
Date: ________________________

By: ___________________________
Name: ___________________________
Title: ___________________________
Date: ________________________

(signature page to the License Agreement by and among
the parties above date April 19, 2005)

EXHIBIT A

[***]

EXHIBIT B

Support & funding leading to Patent Rights and Know How:

National Cancer Institute
CA89242 & CA77935

EXHIBIT C

Form of Development Report

THIS REPORT IS CONFIDENTIAL AND MAY CONTAIN MATERIAL NON PUBLIC INFORMATION

When appropriate, indicate estimated start date and finish date for activities.

A. Date Development Plan Initiated and Time Period Covered by this Report.

B. Development Report

1. Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2. Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C. Future Development Activities

1. Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2. Estimated total development time remaining before a product will be commercialized.

D. Changes to Initial Development Plan
1. Reasons for change.

2. Variables that may cause additional changes.

E. Items to be Provided if Applicable:

1. Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

2. Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3. Update of competitive information trends in industry, government compliance (if applicable) and market plan.

4. Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

PLEASE SEND DEVELOPMENT REPORTS TO:

University of South Florida Research Foundation, Inc. 4202 E. Fowler Avenue, FAO126 Tampa, FL 33620 ATTN: Assistant Director Phone No.: 813-974-4903 Fax No.: 813-974-3348	University of South Florida Division of Patents & Licensing 4202 E. Fowler Avenue, FAO126 Tampa, FL 33620 ATTN: Director Phone No.: 813-974-0994 Fax No.: 813-974-8490

Exhibit D
USF Royalty Report

Licensee:__________________________ Agreement No:_______________________

Inventor(s):_______________________ USF Ref: No:_______________________

Period Covered: From:____/_____/_____ Through:_______/_______/_____________

Prepared By:_______________________ Approved by:________________________

If License covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type: ___Single Product Line Report ________________________________
___Multiproduct Summary Report Page __ of ___ Pages

Report Currency: ___US Dollars ___Other_________________________

Country	Gross Sales	*Less Allowances	Net Sales	Royalty Rate	Royalty	Due
					This Year	Last Year
U.S.A.
Canada
Europe

Japan
Others:

TOTAL:

Total Royalty:________Conversion Rate(s):___________Royalty in U.S. Dollars:________________

Milestone Payment 1:_________;Milestone Payment 2:_________Milestone Payment 3:__________

The following Royalty forecast is non-binding and for USF’s internal planning purposes only:

Royalty Forecast Under this Agreement: Next Quarter:________Q2:______Q3:______Q4:______

On a separate page, please indicate the reason for returns or other adjustments if significant. Also, note any unusual occurrences that affect royalty amounts during this period. To assist USF’s forecasting, please comment on any significant expected trends in sales volume.